Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated March 28, 2014, relating to the consolidated financial statements of SWK Holdings Corporation, which is a part of such Registration Statement. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

April 21, 2014